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                                                                   Exhibit 10.37

                   LEASE MODIFICATION AND EXPANSION AGREEMENT




               THIS LEASE MODIFICATION AND EXPANSION AGREEMENT (the "Agreement") is made as of the 20th day of November, 1996, by and between LINPRO PRINCETON O.R. OFFICES II LIMITED PARTNERSHIP, a New Jersey limited partnership, with an address of 666 Plainsboro Road, Suite 1100, P.O. Box 279, Plainsboro, New Jersey 08536 ("Landlord") and I-STAT CORPORATION, a Delaware corporation, with an address of 303 College Road East, Princeton, New Jersey 08540 ("Tenant").

                                   BACKGROUND

               Landlord and Tenant are parties to a certain lease dated May 27, 1993 ("Lease") for certain premises located in 109 Morgan Lane, Plainsboro, New Jersey (the "Current Premises") as more fully described in the Lease. Landlord and Tenant desire to expand the Current Premises by providing for the leasing of approximately 11,200 rentable square feet of additional space, as the same is depicted on Exhibit "A" hereto (the "Expansion Space") upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

               1. DEFINITIONS. Capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Lease. Terms which are defined herein and used in the Lease shall have a new meaning ascribed to such terms in this Agreement.

               2. PREMISES. Subject to the remaining terms hereof, the Premises described in Article l(b) of the Lease is hereby expanded to include the Expansion Space. As of the commencement of the Term for the Expansion Space, all references in the Lease to the "Premises" shall mean the Premises as amended by this Agreement.

               3. TERM. The Term for the Expansion Space shall commence on February 1, 1997, and shall end on the same date as the end of the Term of the Lease for the Current Premises.



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               4. RENT. The annual Fixed Rent for the Expansion Space shall be
$67,200.00, to be paid in equal monthly installments of $5,600.00. Rental payments shall be made at the time and in the same manner as payments prescribed for the Current Premises under the Lease. This paragraph 4 shall in no way supersede or replace the rental payment or other requirements under the Lease regarding the Current Premises. However, provided Tenant has complied with all of the terms and conditions of this Lease on its part to be performed and/or observed, and is not then in default from time to time hereunder, Tenant shall not be obligated to make payment of Fixed Rent (not to include Additional Rent) for the Expansion Space (not to include the Fixed Rent for the Current Premises) during the first two (2) months of the initial Term for the Expansion Space.

               Notwithstanding the foregoing, however, in the event of a default by Tenant as described in this Lease that entitles Landlord to terminate this Lease, Tenant shall be obligated to pay to Landlord, immediately upon demand therefor, as Additional Rent, a sum equal to any and all rent which would have been payable but for Landlord's granting to Tenant a period of "rent free" occupancy as provided in the preceding paragraph.

               5. ADDITIONAL RENT. Provisions of the Lease relating to the payment by Tenant of Additional Rent shall remain as provided in the Lease, except as modified by this paragraph 5. Effective February 1, 1997, and thereafter through the end of the Term, Tenant's Allocated Share, as defined in
Article 1(i) of the Lease, is amended to be 52.33%, based upon the Rentable Area, as defined in Article 1(j) of the Lease, of 30,325 square feet.

               6. DEMISING OF EXPANSION SPACE. Tenant agrees to accept the Expansion Space in its current "as is", "where is" condition. No representations, warranties or covenants by Landlord made with respect to the Current Premises shall be applicable with respect to the Expansion Space. Tenant agrees that it shall be responsible, at its sole cost and expense, for the construction of all improvements to the Expansion Space required or desired by Tenant, except for any mandated improvements to the Building fire protection system, as provided in Section 8 hereof. Tenant shall construct its improvements in accordance with the plans and specifications approved by Landlord, and otherwise in accordance with the provisions of Article 9 of the Lease. Any permits, approvals or certificates necessary as the result of Tenant's improvements shall be obtained by the Tenant at Tenant's sole cost and expense.


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               7. BROKERS. Each party represents and warrants to the other party that it has dealt with no broker or other person entitled to claim fees for such services in connection with the negotiation and letting of the Expansion Space, except for Cushman & Wakefield (the "Expansion Space Broker"). Landlord shall be responsible for the payment of any commission to the Expansion Space Broker pursuant to Landlord's separate agreement. Each party agrees to defend, indemnify and hold the other party harmless from and against any and all claims for brokerage or other commissions which may at any time be asserted against the indemnified party is untrue, together with any costs and expenses (including reasonable attorneys fees) relating to such claim.

               8. BUILDING FIRE PROTECTION SPRINKLER SYSTEM. Landlord has been advised by the Township of Plainsboro Fire Marshal that the Township will require a second riser to be installed as part of the Building fire protection sprinkler system (the "System") by reason of the occupancy of the Expansion Space. Landlord disputes this determination and believes the System as now constructed is in compliance with all applicable code requirements, notwithstanding the occupancy of the Expansion Space. Landlord covenants and agrees that it shall contest or appeal at its expense any determination or citation issued by the Township with respect to installation of the second riser to the System in order that the legality of the System is confirmed. If Landlord's contest or appeal shall fail, so as to require installation of the second riser to the System, then Landlord agrees that it shall promptly comply at its expense with such mandated installation to the System, and shall use all reasonable efforts to substantially complete such installation on or before February 15, 1997.

               9. NON-APPLICABLE PROVISIONS. Article 35 of the Lease, relating to certain rights of the Tenant in the Expansion Space is hereby deleted. Landlord and Tenant further acknowledge and agree that those provisions of the Lease, which, by their nature, apply only to the letting of the Current Premises (e.g. without limitation, Article 4, dealing with construction by Landlord) shall not apply to the Expansion Space. Landlord and Tenant acknowledge that, without limiting the foregoing sentences, Tenant's option to extend the Term of the Lease provided in Article 3F shall apply to the Current Premises and the Expansion Space. However, the Fixed Rent during the Renewal Term for the Expansion Space shall be at 95% of the then prevailing fair market rent.


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               10. CONFLICT; FINAL AGREEMENT. Except as specifically set forth herein, all terms and provisions of the Lease (a) are incorporated herein and made a part hereof as if fully set forth herein and (b) shall continue unamended in full force and effect. In the event of any inconsistencies between the Lease and this Agreement, the terms of this Agreement shall control.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.


                                 LANDLORD:



                                 LINPRO PRINCETON O.R. OFFICES II
                                 LIMITED PARTNERSHIP,
                                 A New Jersey limited partnership
                                 By: LCOR Asset Management Limited
                                       Partnership,
Attest or Witness:               By: LCOR Inc., General Partner


/s/__________________________    By: /s/__________________________



                                 TENANT:

Attest or Witness:               I-STAT CORPORATION,
                                 A Delaware corporation


/s/__________________________    By: /s/__________________________



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